Exhibit 99.1

PACIFIC GREEN ENTERS INTO AN AGREEMENT TO SELL ITS 99MW RICHBOROUGH ENERGY PARK BATTERY DEVELOPMENT FOR £74 MILLION (US$93 MILLION)

DOVER, DE / ACCESSWIRE / June 13, 2023 / Pacific Green Technologies, Inc. (“Pacific Green”), (OTCQB: PGTK) announces that it has entered into a sale and purchase agreement (“Agreement”) to sell 100% of the shares in Pacific Green Battery Energy Parks 1 Limited (“PGBEP1”) to Sosteneo Fund 1 HoldCo S.à.r.l. for £74 million (US$93 million).

PGBEP1 is the holding company for 100% subsidiary, Richborough Energy Park Limited, Pacific Green’s 99MW battery energy storage system (“BESS”) at Richborough Energy Park (“REP”) which begins operations later this summer.

Under the terms of the Agreement entered into, the consideration is payable pursuant to operational milestones related to the battery park as it connects to the grid and becomes operational. Pacific Green will receive an advance of £20m upon signing of the Agreement with an anticipated completion over the following weeks.

About Pacific Green Technologies, Inc.:

Pacific Green is focused on addressing the world’s need for cleaner and more sustainable energy. The Company offers Battery Energy Storage Systems and Concentrated Solar Power (CSP) to complement its marine environmental technologies and emissions control divisions. Pacific Green has offices in the USA, Canada, United Kingdom, Australia, Saudi Arabia and China.

For more information, visit Pacific Green’s website:
www.pacificgreentechnologies.com

Pacific Green Technologies, Inc. 8 The Green, Suite #10212, Dover, DE 19901, USA

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the continued development of Richborough Energy Park, any potential business developments and future interest in the Company’s battery, solar and emissions control technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the continuation of the development of Richborough Energy Park, general economic and political conditions, and the ongoing impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-K for the most recent fiscal year, the Company’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Scott Poulter, Chairman & CEO
Pacific Green Technologies, Inc.
T: +1 (302) 601-4659

SOURCE: Pacific Green Technologies, Inc.

Pacific Green Technologies, Inc. 8 The Green, Suite #10212, Dover, DE 19901, USA